Exhibit 10.61

January 13, 2016

FIRST Amendment to OPTION Agreement

This First Amendment (“Amendment”) to the Intelsat S. A. Nonqualified Option Award Agreement (“Option Agreement”) between DAVID PAUL MCGLADE (the “Participant”) and Intelsat S.A. (the “Company”), dated as of May 1, 2013, is entered into by the Company and made as of December 15, 2015.

WHEREAS, pursuant to its authority under the Intelsat S.A. 2013 Equity Incentive Plan and the Option Agreement, the Compensation Committee of the Board of Directors of the Company has approved this amendment to the Option Agreement to reflect an Exercise Price (as defined in the Option Agreement) equal to the closing price of a common share of the Company on December 15, 2015, as reported on the New York Stock Exchange composite transactions reporting system.

It is hereby agreed as follows:

1.                 The last sentence of Section 1(a) of the Option Agreement is amended to read as follows:
“The Exercise Price shall be $3.77 per Option Share.”
2.                 In accordance with Section 14(b) of the Intelsat S.A. 2013 Equity Incentive Plan, the effectiveness of this Amendment is subject to the approval of the Company’s shareholders at the Company’s 2016 annual general meeting of shareholders. For the avoidance of doubt, if shareholder approval is not obtained, then this Amendment shall be void ab initio and of no force and effect.
3.                 As amended and modified by this Amendment, the Option Agreement shall remain in full force and effect.
4.                 If there is any conflict between the terms of the Option Agreement and this Amendment, the terms of this Amendment shall prevail.

        IN WITNESS WHEREOF, the Company has executed this Amendment as of December 15, 2015.

INTELSAT S.A.

By: /s/ Michelle V. Bryan
Name: Michelle V. Bryan
Title: Executive Vice President, General Counsel and Chief Administrative Officer

Accepted on January 13, 2016
 DAVID PAUL MCGLADE

Accepted on January 13, 2016